Exhibit 99.1

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON SECOND QUARTER EARNINGS PER SHARE $0.70

•	Earnings per share total $0.70 versus $0.35 a year ago

•	2005 full-year earnings expectations raised to $2.75 to $2.85 per share
•	Orders exceed $1.1 billion in quarter; backlog at record $1.6 billion

HOUSTON (July 21, 2005) — Cooper Cameron Corporation (NYSE: CAM) reported net income of $38.6 million, or $0.70 per diluted share, for the quarter ended June 30, 2005. This compares with net income of $18.7 million, or $0.35 per diluted share, for the second quarter of 2004, which included a non-cash after-tax write-off of debt issuance costs of $4.6 million, or $0.09 per diluted share. Total revenues were $594.7 million for the quarter, up nine percent from 2004’s $544.6 million, while income before income taxes was $57.5 million, up nearly 107 percent from $27.8 million a year ago.

Year-over-year revenue increase fueled by CCV, Compression

     Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said that strong revenue gains in Cooper Cameron’s shorter-cycle businesses—Cooper Cameron Valves (CCV), Cooper Compression and Cameron’s surface equipment—drove the year-over-year and sequential increase in revenues. “Increased shipments at CCV and Compression allowed us to record the Company’s highest consolidated quarterly revenues in our history,” Erikson said.

Free cash flow generation ahead of year-ago pace

     Erikson said that the Company has generated nearly $156 million of free cash flow (net cash provided by operating activities less capital expenditures) during the first half of 2005, compared with approximately $45 million in the first half of 2004. “Our capital spending programs provide for significant reinvestment in, and upgrades to, our existing facilities,” he said. “Our challenge is to effectively redeploy the cash we generate above and beyond those needs toward profitable acquisitions or additional repurchases of our common stock.”

Cameron revenues up sequentially, expected to increase in second half

     Erikson noted that Cameron’s revenues were up sequentially, but were down from the second quarter of 2004, when Cameron’s results included a significant amount of subsea systems shipments with substantial pass-through revenues. “While revenues were lower than a year ago,” Erikson said, “Cameron’s product mix and the impact of price increases generated higher margins and more operating profit on a year-over-year basis. We do expect that Cameron’s second-half revenues will exceed those of the second half of 2004, and that margins will continue to improve in comparison with year-ago levels.”

CCV revenue gains reflect acquisitions, market activity

     CCV’s revenues, aided by recent acquisitions, were up both sequentially and year-over-year, reaching the highest quarterly total in its history. Erikson said the integration of the late 2004 acquisition is essentially complete, and the recent acquisition of NuFlo Technologies is contributing to revenues and profitability as expected. “Strength in the North American rig count and international pipeline markets should allow CCV to continue its solid revenues and earnings performance,” he said.

Cooper Compression benefiting from recent strong bookings

     Cooper Compression’s revenues were up significantly on both a sequential and year-over-year basis as a recent upswing in orders is being converted into deliveries. “Compression’s first quarter revenues and earnings were relatively soft,” Erikson said, “but we expect their recent record backlog to generate increased revenues and profitability in the next couple of quarters.”

Major subsea systems project, overall market activity generate record orders

     Orders received during the second quarter of 2005 totaled $1.1 billion, up 125 percent from year-ago levels. Erikson noted that the second quarter increase reflected $350 million of the $415 million order from Total for the Akpo project in Nigeria. “Excluding the Akpo award, orders for the quarter increased 54 percent from a year ago and 11 percent sequentially,” Erikson said. “During the second quarter, we received more than $1 billion in orders for the first time in our history, on top of posting record orders in the first quarter of 2005. The combination of the Akpo project booking and continuing strength across our product lines brings our year-to-date orders for all of Cooper Cameron to approximately $1.8 billion, up more than 96 percent from a year ago.” At June 30, 2005, total backlog was $1.62 billion, up from the prior quarter’s record of $1.13 billion and the June 30, 2004 level of $955 million.

Balance sheet remains solid

     At June 30, 2005, Cooper Cameron’s total debt was $449.4 million, and cash and cash equivalents were $308.5 million, resulting in net debt of $140.9 million and a net debt-to-capitalization ratio of approximately nine percent.

Earnings expectations raised

     Erikson said that Cooper Cameron’s third quarter earnings are expected to increase to approximately $0.75 to $0.80 per share. He also noted that full-year earnings are expected to be approximately $2.75 to $2.85 per share, up from the Company’s earlier guidance of $2.45 to $2.60.

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation, metering and flow measurement equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding the future revenues and earnings of the Company (including third quarter and full year 2005 earnings per share estimates), as well as expectations regarding margins and profitability, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems projects it has been awarded; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.

     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations .

Cooper Cameron Corporation
Unaudited Consolidated Results Of Operations
($ and shares in millions except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Revenues:
Cameron	$350.2	$376.5	$691.8	$687.0
Cooper Cameron Valves	145.6	85.4	269.0	162.6
Cooper Compression	98.9	82.7	181.9	157.5

Total revenues	594.7	544.6	1,142.7	1,007.1

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization)	422.9	416.4	830.2	762.2
Selling and administrative expenses	96.0	71.2	174.2	142.1
Depreciation and amortization	18.9	19.7	38.7	40.2
Interest income	(3.3)	(0.9)	(5.2)	(2.2)
Interest expense	2.7	10.4	5.2	12.8

Total costs and expenses.	537.2	516.8	1,043.1	955.1

Income before income taxes	57.5	27.8	99.6	52.0
Income tax provision	(18.9)	(9.1)	(32.4)	(16.1)

Net income	$38.6	$18.7	$67.2	$35.9

Earnings per common share:
Basic	$0.71	$0.35	$1.24	$0.67

Diluted	$0.70	$0.35	$1.23	$0.66

Shares used in computing earnings per common share:
Basic	54.5	53.2	54.2	53.5

Diluted	55.2	53.7	54.8	54.0

EBITDA:
Cameron	$49.4	$41.9	$91.1	$73.4
Cooper Cameron Valves	29.5	11.9	49.5	23.3
Cooper Compression	11.0	9.4	19.0	17.6
Corporate and other	(14.1)	(6.2)	(21.3)	(11.5)

Total	$75.8	$57.0	$138.3	$102.8

Cooper Cameron Corporation
Consolidated Balance Sheets
($ millions, except shares and per share data)

	June 30,	Dec. 31,
	2005	2004
	(unaudited)
Assets:
Cash and cash equivalents	$308.5	$227.0
Receivables, net	435.4	424.8
Inventories, net	489.8	454.7
Other	86.0	98.8

Total current assets	1,319.7	1,205.3

Plant and equipment, net	463.3	478.6
Goodwill, net	492.0	415.1
Other assets	260.0	257.4

Total Assets	$2,535.0	$2,356.4

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6.3	$7.3
Accounts payable and accrued liabilities	599.3	516.9
Accrued income taxes	8.1	4.0

Total current liabilities	613.7	528.2

Long-term debt	443.1	458.4
Postretirement benefits other than pensions	41.3	42.6
Deferred income taxes	37.7	40.4
Other long-term liabilities	52.8	58.6

Total liabilities	1,188.6	1,128.2

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 55,194,604 shares issued at June 30, 2005 and 54,933,658 at December 31, 2004	0.6	0.5
Capital in excess of par value	959.8	948.7
Retained earnings	339.2	272.0
Accumulated other elements of comprehensive income	47.4	95.0
Less: Treasury stock, 9,500 shares at June 30, 2005 (1,795,843 shares at December 31, 2004)	(0.6)	(88.0)

Total stockholders’ equity	1,346.4	1,228.2

Total Liabilities and Stockholders’ Equity.	$2,535.0	$2,356.4

Cooper Cameron Corporation
Rnaudited Consolidated Statements Of Cash Flows
($ millions)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$38.6	$18.7	$67.2	$35.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15.6	16.8	33.1	34.0
Amortization (primarily capitalized software)	3.3	2.9	5.6	6.2
Write-off of unamortized debt issuance costs associated with retired debt	—	6.8	—	6.8
Deferred income taxes and other	8.7	2.0	13.5	(1.6)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(16.0)	(32.0)	(8.4)	(29.2)
Inventories	(28.9)	61.8	(30.8)	46.7
Accounts payable and accrued liabilities	97.4	16.3	79.7	(5.6)
Other assets and liabilities, net	9.8	(29.1)	21.9	(24.0)

Net cash provided by operating activities.	128.5	64.2	181.8	69.2

Cash flows from investing activities:
Capital expenditures	(14.2)	(14.3)	(26.0)	(24.2)
Acquisitions, net of cash acquired	(120.1)	(0.2)	(121.9)	(85.6)
Sales of short-term investments	—	5.0	—	36.5
Purchases of short-term investments	—	0.2	—	(14.5)
Other	0.6	1.9	0.6	3.6

Net cash used for investing activities	(133.7)	(7.4)	(147.3)	(84.2)

Cash flows from financing activities:
Loan repayments, net	(0.9)	(0.3)	(2.1)	(0.3)
Issuance of long-term senior and convertible debt	—	238.0		437.9
Redemption of convertible debt	—	(443.9)	(14.8)	(443.9)
Debt issuance costs	—	(5.5)		(6.4)
Purchase of treasury stock	(0.6)	(46.0)	(6.9)	(56.9)
Activity under stock option plans and other	38.6	3.0	90.4	6.8

Net cash provided by (used for) financing activities	37.1	(254.7)	66.6	(62.8)

Effect of translation on cash	(15.6)	(4.6)	(19.6)	(5.7)

Increase (decrease) in cash and cash equivalents	16.3	(202.5)	81.5	(83.5)

Cash and cash equivalents, beginning of period	292.2	411.1	227.0	292.1

Cash and cash equivalents, end of period	$308.5	$208.6	$308.5	$208.6

Cooper Cameron Corporation
Orders and Backlog
($ millions)

Orders

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Cameron	$843.0	$315.3	$1,245.2	$547.9
Cooper Cameron Valves	155.5	87.5	306.2	177.0
Cooper Compression	108.8	89.6	235.5	187.8

Total	$1,107.3	$492.4	$1,786.9	$912.7

Backlog

	June 30,	Dec. 31,	June 30,
	2005	2004	2004
Cameron	$1,286.8	$752.9	$742.3
Cooper Cameron Valves	161.4	122.9	83.5
Cooper Compression	172.4	124.2	129.2

Total	$1,620.6	$1,000.0	$955.0

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	EBITDA
	Three Months Ended June 30, 2005
		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes.	$38.4	$25.9	$7.2	$(14.0)	$57.5
Depreciation & amortization.	11.0	3.6	3.8	0.5	18.9
Interest income	—	—	—	(3.3)	(3.3)
Interest expense	—	—	—	2.7	2.7

EBITDA	$49.4	$29.5	$11.0	$(14.1)	$75.8

	EBITDA
	Three Months Ended June 30, 2004
		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes.	$29.6	$9.2	$5.3	$(16.3)	$27.8
Depreciation & amortization.	12.3	2.7	4.1	0.6	19.7
Interest income	—	—	—	(0.9)	(0.9)
Interest expense	—	—	—	10.4	10.4

EBITDA	$41.9	$11.9	$9.4	$(6.2)	$57.0

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	EBITDA
	Six Months Ended June 30, 2005
		Cooper Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$69.3	$43.0	$9.7	$(22.4)	$99.6
Depreciation & amortization.	21.8	6.5	9.3	1.1	38.7
Interest income	—	—	—	(5.2)	(5.2)
Interest expense	—	—	—	5.2	5.2

EBITDA	$91.1	$49.5	$19.0	$(21.3)	$138.3

	EBITDA
	Six Months Ended June 30, 2004
		Cooper Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$48.5	$17.9	$8.9	$(23.3)	$52.0
Depreciation & amortization	24.9	5.4	8.7	1.2	40.2
Interest income	—	—	—	(2.2)	(2.2)
Interest expense	—	—	—	12.8	12.8

EBITDA	$73.4	$23.3	$17.6	$(11.5)	$102.8

	Free Cash Flow
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$128.5	$64.2	$181.8	$69.2
Capital expenditures	(14.2)	(14.3)	(26.0)	(24.2)

Free cash flow	$114.3	$49.9	$155.8	$45.0